Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2021, relating to the financial statements of Akero Therapeutics, Inc. appearing in the Annual Report on Form 10-K of Akero Therapeutics, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Parsippany, NJ

March 18, 2021